===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        IMPERIAL HOLLY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                              PRELIMINARY COPIES

                                                              December 15, 1998

Dear Fellow Shareholder:

  The Annual Meeting of Shareholders will be held on Friday, January 29, 1999 at 11:00 a.m. at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479. You are cordially invited to attend.

  At the meeting, we will elect five directors; act on a proposal to change the Company's name to Imperial Sugar Company; and act on the selection of auditors.

  Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company's progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,

                              PRELIMINARY COPIES

                          IMPERIAL HOLLY CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 29, 1999

                               ----------------

To the Shareholders of Imperial Holly Corporation:

  The 1999 Annual Meeting of Shareholders of Imperial Holly Corporation (the "Company") will be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479, on Friday, January 29, 1999, at 11:00 a.m., for the following purposes:

  (1)  to elect five directors;

  (2) to consider and act on a proposal to approve an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Imperial Sugar Company";

  (3) to consider and act on a proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified accountants, as auditors of the Company for its fiscal year ending September 30, 1999; and

  (4) to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on December 3, 1998 are entitled to notice of and to vote at the meeting.

  The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.


                                          By Order of the Board of Directors

                                          ROY L. CORDES, JR.
                                          Secretary

Sugar Land, Texas
December 15, 1998

                              PRELIMINARY COPIES

                          IMPERIAL HOLLY CORPORATION
                               8016 HIGHWAY 90A
                            SUGAR LAND, TEXAS 77478

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Holly Corporation (the "Company") to be voted at the 1999 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to shareholders beginning on or about December 15, 1998.

  All duly executed proxies will be voted in accordance with the instructions thereon. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company, unless the person granting such proxy votes in person.

  Unless otherwise indicated on the proxy, shares will be voted by the persons named on the accompanying proxy as follows:

  (a)  for the election of the five directors named below;

  (b) for approval of the amendment to the Restated Articles of Incorporation to change the Company's name to Imperial Sugar Company; and

  (c) for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1999.

  The majority of the outstanding shares of Common Stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

  Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes.")

  Directors are elected by a plurality of votes cast. The affirmative vote of at least two-thirds of the outstanding shares entitled to vote at the meeting is required for adoption of the proposal referred to in (b), and accordingly abstentions and broker non-votes will have the same effect as no votes on this proposal. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal referred to in (c), and accordingly abstentions applicable to shares represented at the meeting will have the same effect as no votes and broker non-votes will have no effect on the outcome of this proposal.

  Pursuant to an Investor Agreement dated August 29, 1996, as amended, between the Company and Greencore Group plc and Earlsfort Holdings B.V. (collectively, the "Investor"), the Investor, who currently holds approximately 15.3% of the Common Stock outstanding, has agreed to vote in the manner recommended by the Board of Directors with respect to the election of directors. The Investor previously designated Mr. David J. Dilger and Mr. Kevin C. O'Sullivan for election as directors.

  The Company entered into an Agreement and Plan of Merger (the "Savannah Merger Agreement") to acquire Savannah Foods & Industries, Inc. ("Savannah Foods"), which was completed on December 22, 1997 when Savannah Foods merged with a wholly owned subsidiary of the Company (the "Savannah Merger"). Pursuant to the Savannah Merger Agreement, two nominees of Savannah Foods, Mr. Robert L. Harrison and Mr. William W. Sprague III, were elected as Class II Directors. The Savannah Merger Agreement requires that these Savannah Foods' nominees be nominated for re-election to an additional three-year term at the expiration of their initial term.

  The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

  At the close of business on [November 24, 1998], the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding 32,043,911 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed in the election of directors.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 1999 Annual Meeting, the terms of office of the Class II directors will extend until the Annual Meeting of Shareholders in 2002 (and until their successors are qualified). The terms of office of the Class III directors extend until the Annual Meeting of Shareholders in 2000 and the terms of office of the Class I directors extend until the Annual Meeting of Shareholders in 2001 (and, in each case, until their successors are qualified). At the 1999 Annual Meeting, it is proposed to elect David J. Dilger, Edward O. Gaylord, Gerald Grinstein, Robert L. Harrison and William W. Sprague III as Class II Directors. All of the nominees are currently serving as directors of the Company.

NOMINEES

  Set forth below is certain information concerning the five nominees for election as directors at the 1999 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on December 3, 1998.

  DAVID J. DILGER has been a director of the Company since October 1996. Mr. Dilger, age 42, has been Chief Executive of Greencore Group plc, an Irish diversified food products and sugarbeet processing company, since 1995 and was Chief Operating Officer of Greencore Group plc from 1991 to 1995. He has been a director of Greencore since January 1992.

  EDWARD O. GAYLORD, who has been a director of the Company since 1978, has been the President and a director of Gaylord & Company, Inc., a venture capital business, since 1988. Since January 1993, he has been Chairman of EOTT Energy Corporation, an oil trading and transportation company. Mr. Gaylord, age 66, is also a director of Seneca Foods Corporation, Essex International, Kinder Morgan Energy Partners, L.P. and The Federal Reserve Bank of Dallas, Houston Branch.

  GERALD GRINSTEIN has been a director of the Company since October 1996. He has been a Director of Delta Air Lines, Inc. since 1987 and has served as Chairman of the Board of Directors of Delta Air Lines, Inc. since August 1997. He served as Chairman and Chief Executive Officer of Burlington Northern Inc., a diversified transportation and railroad company, from 1990 until September 1995 and served as Chairman until his retirement in December 1995. Mr. Grinstein, age 66, is also a director of Browning Ferris Industries, Inc., PACCAR, Inc., Sundstrand Corporation and Vans Inc.

  ROBERT L. HARRISON has been a director of the Company since December 1997. Mr. Harrison, age 58, has been President of Stevens Shipping & Terminal Co. in Savannah, Georgia for more than seventeen years. Mr. Harrison served as a Director of Savannah Foods from 1990 to 1997.

  WILLIAM W. SPRAGUE III has been a director and a Managing Director of the Company since December 1997 when the Company acquired Savannah Foods. Mr. Sprague, age 42, has been President and Chief Executive Officer of Savannah Foods since 1995 and served as President and Chief Operating Officer from 1993 to 1995. He began his career with Savannah Foods in 1983, and has held various positions since then.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DAVID J. DILGER, EDWARD O. GAYLORD, GERALD GRINSTEIN, ROBERT L. HARRISON, AND WILLIAM W. SPRAGUE III AS DIRECTORS.


CONTINUING DIRECTORS

  Set forth below is certain information concerning the nine current directors of the Company whose present terms of office are scheduled to continue until 2000 or 2001, including the business experience of each during the past five years and the age of each director on December 3, 1998.

Directors in Class III
(Terms Expiring at the 2000 Annual Meeting of Shareholders)

  ANN O. HAMILTON, a director of the Company since 1974, was with the World Bank in Washington, D.C. from 1970 until her retirement in December 1995. Mrs. Hamilton, age 62, was Senior Adviser to the Vice President, South Asia Region, in 1995. She was Director of the Bangladesh, Bhutan & Nepal Department from 1993 to 1994, and Director of the Population & Human Resources Department from 1987 to 1992.

  HARRIS L. KEMPNER, JR., a director of the Company since 1966, has been President of Kempner Capital Management, Inc., an investment advisory firm, since 1982 and a trustee of the H. Kempner Trust Association since 1967. He served as Chairman of the Board of United States National Bank from 1988 to 1993 when he became Chairman Emeritus. Mr. Kempner, age 58, is a director of TNP Enterprises, Inc. and American Indemnity Financial Corporation and an advisory director of Cullen/Frost Bankers, Inc.

  H. E. LENTZ has been a director of the Company since 1993. Mr. Lentz, age 53, has been a Managing Director of Lehman Brothers Inc., an investment banking firm, since 1993. Prior thereto, Mr. Lentz served as Vice Chairman of Wasserstein Perella & Co. from 1988 to 1993 and as Managing Director of Shearson Lehman Hutton, Inc. from 1984 to 1988. Mr. Lentz serves as a director of the Rowan Companies, Inc. and P&L Coal Holding, Inc.

  KEVIN C. O'SULLIVAN has been a director of the Company since October 1996. Mr. O'Sullivan, age 56, is Chief Financial Officer of Greencore Group plc, an Irish sugarbeet processing company. He has been a director of Greencore since January 1992. Prior thereto, Mr. O'Sullivan was Group Finance Director of Hillsdown Holdings plc, having previously held senior financial positions with other major UK companies.

  FAYEZ SAROFIM, a director of the Company since 1991, is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim, age 69, is currently a director of Argonaut Group, Unitrin, Inc. and the Exor Group, S.A.

Directors in Class I
(Terms Expiring at the 2001 Annual Meeting of Shareholders)

  JOHN D. CURTIN, JR. has been a director of the Company since 1993. Mr. Curtin was Chairman and Chief Executive Officer of Aearo Corporation, a worldwide manufacturer and supplier of personal safety protection equipment, from May 1994 to March 1998 and was Executive Vice President and a director of Cabot Corporation, a specialty chemicals and materials company and manufacturer of carbon black, from 1989 to 1994. Mr. Curtin, age 65, is a director of Aearo Corporation.

  I. H. KEMPNER, III, age 66, has been Chairman of the Board of Directors of the Company since 1971 and was first elected a director of the Company in 1967. He became Chairman of the Executive Committee in 1978. Mr. Kempner joined the Company in 1964 and served in various executive capacities prior to his election as Chairman of the Board.

  JAMES C. KEMPNER has been a director since 1988 and has been President and Chief Executive Officer of the Company from 1993 to present. Mr. Kempner was also the Chief Financial Officer of the Company from 1988 until April 1998. In 1994, Mr. Kempner was elected President of Imperial Sugar Company, a division of the Company, a position he had held previously. From 1988 to 1993, Mr. Kempner was an Executive Vice President of the Company. Mr. Kempner, age 59, is a Director of Bouygues Offshore S.A. and the King Ranch.

  DANIEL K. THORNE has been a director of the Company since 1988. For more than the past five years, Mr. Thorne has been the President of Star Lake Cattle Company and Star Lake Properties, Inc., which are engaged in cattle and timber operations, and Eagle Island Citrus Corporation, a citrus production operation. Mr. Thorne, age 47, is also President of Star Lake Capital, a venture capital firm.

  Mr. I. H. Kempner, III and Mr. James C. Kempner are brothers and are first cousins of Mr. Harris L. Kempner, Jr. In addition, Mrs. Hamilton, Mr. Harris
L. Kempner, Jr., Mr. I. H. Kempner, III, Mr. James C. Kempner and Mr. Thorne are each descendants of H. Kempner, a Galveston entrepreneur who died in 1894.

BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has five standing committees: Executive, Audit, Executive Compensation, Nominating and Environmental. Except for the Executive Committee, the committees are composed of members who are not officers or employees of the Company or its subsidiaries. The membership and principal responsibilities of the committees are described below.

  At intervals between formal meetings, members of the Board and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

  During the twelve-month period ending September 30, 1998, each incumbent director attended at least 80% of the aggregate number of meetings of the Board and its committees on which the director served, with the exception of David Dilger and Fayez Sarofim, who each attended 40% of the meetings. The Board met five times during the year ended September 30, 1998.

EXECUTIVE COMMITTEE

Members: I. H. Kempner, III (Chairman)
     Edward O. Gaylord
     James C. Kempner

  The Executive Committee exercises the powers of the Board to manage the Company between meetings of the Board. The Executive Committee did not meet during the year ended September 30, 1998.

AUDIT COMMITTEE

Members: Edward O. Gaylord (Chairman)
     Robert L. Harrison
     Daniel K. Thorne

  The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the year ended September 30, 1998, the Audit Committee met twice.

EXECUTIVE COMPENSATION COMMITTEE

Members: John D. Curtin, Jr. (Chairman)
     Edward O. Gaylord
     Gerald Grinstein
     H. E. Lentz

  The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met three times during the year ended September 30, 1998.

NOMINATING COMMITTEE

Members: Edward O. Gaylord (Chairman)
     John D. Curtin, Jr.
     David J. Dilger
     H. E. Lentz

  The Nominating Committee recommends to the Board persons to be proposed by the Board for election as directors. The Nominating Committee is also authorized to address director compensation issues and the terms of service of directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders may submit any such nomination to the Chairman of the Nominating Committee in care of the Company at the address listed on the first page of this Proxy Statement. The Nominating Committee did not meet during the year ended September 30, 1998.

ENVIRONMENTAL COMMITTEE

Members: Robert L. K. Lynch (Chairman; Advisory Director since December 1997)
     A. M. Bartolo (Advisory Director since December 1997)

  The Environmental Committee oversees all aspects of the Company's environmental policy and compliance with the policy, including the adequacy of management's programs for implementing the environmental policy. The Committee reviews, reports on and makes recommendations to the Board regarding the policy. The Committee members also participated in the environmental assessment of the Company's facilities. The Environmental Committee met once during the year ended September 30, 1998.

DIRECTOR REMUNERATION

  Pursuant to the Nonemployee Director Compensation Plan directors who are not employees of the Company receive their annual retainer, currently $18,000, in the form of shares of Common Stock, rather than cash. The number of shares awarded on the annual election of directors is equal to 167% of the otherwise applicable cash annual retainer, divided by the fair market value per share of Common Stock on the date of such annual election. These shares are subject to restrictions on sale or other transfer, and cannot be sold or transferred until the earliest of a director's death, disability, cessation of status as a director or the occurrence of a change in control of the Company.

  Additionally, each director of the Company who is not an officer of the Company receives $1,000 for each Board meeting attended. Each such director who serves on a committee currently receives $1,000 for each committee meeting attended if the meeting is not held on the same day as a Board meeting. Each director is also reimbursed by the Company for travel expenses incurred in connection with attendance at Board or committee meetings or other business of the Company.

  Under the Company's 1989 Nonemployee Director Stock Option Plan, each director of the Company who is not an employee of the Company is automatically granted an option on the date the director becomes a director of the Company (or July 27, 1989, if later). Each option permits the optionee to purchase 1,500 shares of Common Stock at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Nonemployee Director Stock Option Plan are not exercisable until the optionee has completed three years of service as a director of the Company. In the event of a "change in control" of the Company (as defined in the Nonemployee Director Stock Option Plan), any unvested portion of the options will immediately become exercisable in full.

  An option to purchase 1,500 shares of Common Stock under the Nonemployee Director Option Plan was granted to Mr. Robert L. Harrison during the year ended September 30, 1998. No options were exercised during the year ended September 30, 1998.

  The Imperial Holly Corporation Retirement Plan for Nonemployee Directors is a non-qualified retirement plan providing monthly retirement benefits to retired directors of the Company who never served as employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director (or the cash equivalent thereof) at the date of the director's retirement for up to ten years after retirement (based on years of service) to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

  Mr. Dilger and Mr. O'Sullivan have declined to receive any remuneration for their services as directors.

EXECUTIVE COMPENSATION

  The following table and narrative sets forth the compensation of the chief executive officer and the other five most highly compensated executive officers during the year ended September 30, 1998 (collectively, the "named officers") for services rendered in all capacities. In October 1997, the Company changed its fiscal year end from March to September. Accordingly, compensation reported in the following table is for the fiscal year ended September 30, 1998, the twelve-month transition period ended September 30, 1997 ("1997T"), as well as the fiscal year ended March 31, 1997. As a result, compensation for the six-month period ending March 31, 1997 has been included in both the 1997T amounts and the fiscal year ended March 31, 1997 amounts. Consequently, bonus payments pursuant to the Company's Performance Incentive Plan for the fiscal year ended March 31, 1997, which were paid in May 1997, have been double counted by inclusion in both the 1997T amounts and the fiscal 1997 amounts.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION AWARDS
                               ------------------------------- ---------------------
                                                               RESTRICTED   SHARES
  NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL   STOCK    UNDERLYING    ALL OTHER
       POSITION         PERIOD  SALARY  BONUS(1)  COMPENSATION AWARDS(2)  OPTIONS(3) COMPENSATION(4)
  ------------------    ------ -------- --------  ------------ ---------- ---------- ---------------
James C. Kempner.......  1998  $497,502 $      0       (5)      $      0   200,000       $     0
 President and Chief     1997T  377,016  647,251       (5)       242,046         0             0
 Executive Officer       1997   354,024  316,701       (5)       242,046         0             0
William W. Sprague
 III...................  1998   431,800        0       (5)             0   135,000         6,074
 Managing Director and
 President-Savannah
 Foods & Industries,
  Inc.
Roger W. Hill..........  1998   291,612        0       (5)             0    65,000             0
 Managing Director and   1997T  284,448  281,123       (5)       150,045         0             0
 President-Holly         1997   284,448  128,947       (5)       150,045         0             0
 Sugar Corporation
William F. Schwer......  1998   241,253   20,000       (5)             0    65,000             0
 Managing Director       1997T  202,512  412,242       (5)       155,316         0             0
 and General Counsel     1997   175,008  222,492       (5)       155,316         0             0
James M. Kelley........  1998   246,800        0       (5)             0    65,000        11,629
 Managing Director
David H. Roche.........  1998   246,800        0       (5)             0    65,000           377
 Managing Director

--------
(1) Bonuses paid were pursuant to the Company's Performance Incentive Plan and include a relocation bonus of $28,945 for Mr. Hill in both 1997T and the fiscal year ended March 31, 1997. Annual bonus payments for the fiscal year ended March 31, 1997, paid in May 1997 and included in both 1997T and fiscal 1997 bonus amounts, were $316,701 for Mr. Kempner, $128,947 for Mr. Hill and $222,492 for Mr. Schwer.
(2) On May 1, 1997, an aggregate of 86,811 shares of Restricted Stock valued at $911,516 were issued to six executive officers including the named officers. Dividends, if declared, are payable on restricted stock. The grants are included in both 1997T and the fiscal year ended March 31, 1997. At September 30, 1998, aggregate restricted stock holdings for the named executive officers and the values of such holdings (based on the closing price of the Common Stock on September 30, 1998 of $6.75) were:
     Mr. Kempner, 23,052 shares ($155,601); Mr. Hill, 14,290 shares ($96,458);
     and Mr. Schwer, 14,792 shares ($99,846).
(3)  No options granted include SARs.
(4) Represents Company matching contributions to a defined contribution plan and accrual of above-market earnings on deferred compensation.
(5)  Amount is less than $50,000 or 10% of the sum of salary and bonus.

STOCK OPTIONS

  The following table reflects information with respect to stock options granted to the named officers during fiscal 1998 as indicated in the Summary Compensation Table. All options listed in the table below have an exercise price equal to the fair market value per share of Common Stock on the date of grant. The options provide that the optionee may satisfy the exercise price with cash or shares of Common Stock owned by the optionee. Income tax withholding obligations may be satisfied by having the Company withhold shares of Common Stock issuable upon exercise.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          -------------------------------------------------------
                                          PERCENT
                                          OF TOTAL
                           NUMBER OF    OPTIONS/SARS EXERCISE
                             SHARES      GRANTED TO  OR BASE              GRANT
                           UNDERLYING    EMPLOYEES    PRICE                DATE
                          OPTIONS/SARS   IN FISCAL     PER    EXPIRATION  VALUE
NAME                        GRANTED         YEAR      SHARE      DATE      (3)
----                      ------------  ------------ -------- ---------- --------
James C. Kempner........    200,000(1)      13.4%     $9.406   2/4/2008  $889,800
Roger W. Hill...........     65,000(2)       4.4       9.406   2/4/2008   289,185
William W. Sprague III..    135,000(2)       9.0       9.406   2/4/2008   600,615
William F. Schwer.......     65,000(2)       4.4       9.406   2/4/2008   289,185
James M. Kelley.........     65,000(2)       4.4       9.406   2/4/2008   289,185
David H. Roche..........     65,000(2)       4.4       9.406   2/4/2008   289,185

--------
(1) Incentive stock options vest in four equal annual increments beginning February 4, 1999.
(2) Non-qualified stock options vest in four equal annual increments beginning February 4, 1999.
(3) Grant date value is based on the Black-Scholes options pricing model assuming a seven-year term, volatility of 42%, an annual dividend yield of 1% and a risk-free interest rate of 5.5%. Actual gains, if any, on stock option exercises are dependent on future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

  The following table sets forth certain information with respect to unexercised options held at September 30, 1998. No options were exercised by the named officers during the year ended September 30, 1998.

                       FISCAL YEAR-END OPTION/SAR VALUES

                             NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                  OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                             AT SEPTEMBER 30, 1998       AT SEPTEMBER 30, 1998(2)
                          ---------------------------- -------------------------
NAME                      EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                      -------------- ------------- ----------- -------------
James C. Kempner........      86,975        200,000      $6,862          --
Roger W. Hill...........      46,975         65,000       6,862          --
William W. Sprague III..          --        135,000          --          --
William F. Schwer.......      28,750         79,000          --          --
James M. Kelley.........          --         65,000          --          --
David H. Roche..........          --         65,000          --          --

--------
(1) The following options include tandem SARs with respect to one-third of the shares subject to the underlying option: 12,325 for Mr. Kempner; 12,325 for Mr. Hill and 2,583 for Mr. Schwer.
(2) Calculated based on the September 30, 1998 average of the high and low market price per share of $6.72 (as reported by the American Stock Exchange) less the exercise price per share, times the number of shares.

RETIREMENT PLAN

  The Imperial Holly Corporation Retirement Plan (the "Retirement Plan") is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, including Mr. Kempner, Mr. Hill and Mr. Schwer, but excluding non-union employees of Savannah Foods and its subsidiaries. The Company has also adopted a Benefit Restoration Plan for certain participants (including Mr. Kempner, Mr. Hill and Mr. Schwer) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan.

  The following table sets forth estimated annual benefits (before giving effect to Code limits) payable for eligible employees who retire at age 65 (normal retirement age) under the Retirement Plan.

                          TOTAL ANNUAL BENEFIT AMOUNT

                                                    YEARS OF SERVICE
                         -----------------------------------------------------------------------
         FINAL
        AVERAGE             5        10       15       20       25       30       35       40
        -------          -------- -------- -------- -------- -------- -------- -------- --------
$  150,000.............. $ 11,597 $ 23,194 $ 34,790 $ 46,387 $ 57,984 $ 69,581 $ 81,178 $ 91,678
   250,000..............   19,847   39,694   59,540   79,387   99,234  119,081  138,928  156,428
   350,000..............   28,097   56,194   84,290  112,387  140,484  168,581  196,678  221,178
   450,000..............   36,347   72,694  109,040  145,387  181,734  218,081  254,428  285,928
   550,000..............   44,597   89,194  133,790  178,387  222,984  267,581  312,178  350,678
   650,000..............   52,847  105,694  158,540  211,387  264,234  317,081  369,928  415,428
   750,000..............   61,097  122,194  183,290  244,387  305,484  366,581  427,678  480,178
   850,000..............   69,347  138,694  208,040  277,387  346,734  416,081  485,428  544,928
   950,000..............   77,597  155,194  232,790  310,387  387,984  465,581  543,178  609,678
 1,050,000..............   85,847  171,694  257,540  343,387  429,234  515,081  600,928  674,428
 1,150,000..............   94,097  188,194  282,290  376,387  470,484  564,581  658,678  739,178
 1,250,000..............  102,347  204,694  307,040  409,387  511,734  614,081  716,428  803,928

  Effective for periods after January 1, 1997, compensation under the Retirement Plan is defined as salary, bonus, overtime and commissions as reported in the Summary Compensation Table above. For periods prior to January 1, 1997 compensation under the Retirement Plan was defined as taxable earnings, including salary, bonus and other annual compensation reported in the Summary Compensation Table above, as well as the taxable income realized on exercise of stock options and the value for federal income tax purposes of certain employee benefits and other perquisites. Compensation under the Benefit Restoration Plan for periods after August 1, 1994 is defined as authorized base pay plus bonus as reported in the Summary Compensation Table. Prior to August 1, 1994, compensation was defined in the same manner as the Retirement Plan.

  Annual benefits under the Retirement Plan are in addition to social security benefits for employees and are integrated with amounts payable pursuant to annuities distributed to participants in connection with benefits accrued as of the spin-off/termination of predecessors of the Retirement Plan. Benefits are defined in terms of five-year certain and life annuity; several other payment options are available to employees. Effective January 1, 1997, the Retirement Plan was amended to provide benefit levels reflected above which are based in part on social security covered compensation, which varies from year to year. The covered compensation used in the benefit amounts above reflects the level for an individual reaching social security retirement age in the current year. For purposes of the Retirement Plan, the years of service, as of September 30, 1998 for the named officers are as follows: Mr. James C. Kempner (10), Mr. Hill (35), and Mr. Schwer (10).

  The amounts shown above do not include benefits based on employee contributions that were permitted in prior years. The Retirement Plan does not currently allow employee contributions.

  Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the table above would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum upon the participant's retirement.

  The Retirement Income Plan for Employees of Savannah Foods & Industries, Inc. is a tax qualified benefit plan covering full time (1000 hours of service per year) non-union employees of Savannah Food and its subsidiaries to whom the plan has been extended. Savannah Foods has also adopted a Supplemental Executive Retirement Plan (the "SERP") for certain key employees (including Messrs. Sprague, Kelley and Roche). The SERP is designed to provide benefits equal to 65% of a participant's highest 36-month average compensation less qualified retirement plan benefits less social security, with such net amount multiplied by a fraction, the numerator of which is service as of June 30, 1996 and the denominator of which is service projected to age 65. Compensation used in such formula is equal to base pay inclusive of any deferred compensation amounts. Benefits are payable on a joint and 75% surviving spouse basis if married at benefit commencement or on a life only basis if single. Benefits are unreduced at age 62.

  The projected total annual benefits payable from the two plans commencing at age 65 on a joint and 75% survivor basis are as follows: Mr. Sprague:
$132,000; Mr. Kelley: $116,000; and Mr. Roche: $106,000.

 Salary Continuation Plan

  The Company has agreed to provide lump-sum supplemental retirement and death benefits to participants (currently Messrs. James C. Kempner, Hill and Schwer) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of disability (as defined). If a participant's employment is terminated prior to retirement for any reason other than death, disability or cause (as defined), the participant will be entitled to receive, upon his attainment of age 55 if his termination is prior thereto, the actuarial equivalent (as defined) of the payment he would have received had he retired at age 62 (in certain cases, reduced according to a vesting schedule specified in the applicable agreement). The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. No amounts will be due under the plan to a participant who is terminated for cause. The estimated amounts payable upon retirement at or after age 62 for each of the named officers are as follows: $1,562,818 for Mr. James C. Kempner, $790,372 for Mr. Hill and $598,349 for Mr. Schwer.

 Employment Agreements and Related Arrangements

  On February 1, 1998, the Company entered into employment agreements with the following officers at the following annual salaries: Mr. James C. Kempner-- $530,000; Mr. Hill--$290,000; Mr. Kelley--$245,000; Mr. Roche--$245,000; and
Mr. Schwer--$245,000. The employment agreements provide for an initial term of employment through January 31, 1999. Thereafter, the term of employment under each agreement automatically extends for additional one-year periods, unless the Company or the respective executive notifies the other party of its intention not to extend the term at least 60 days prior to the end of the then current term. If the executive's employment is terminated by the Company without Cause (as defined) or by the executive for Good Reason (as defined), the executive will be entitled to receive as a severance payment a lump sum equal to the present value of his annual base salary for the greater (a) the remaining term of employment or (b) one year. In addition, the Company will be required to pay a lump sum equal to three times the executive's annual salary if his employment is terminated by the Company without Cause or by the executive for Good Reason within the two-year period following a Change in Control (as defined). If it is determined that any payment made under the employment agreement, or another plan or agreement of the Company, in the event of a Change of Control would be considered an "excess parachute payment", as defined in Section 280G of the Internal Revenue Code and subject to excise tax under Section 4999 of the Code, then the executive would be entitled to an additional "gross-up payment" that will place him in the same after-tax economic position as if such payment had not been considered an excess parachute payment. If the named executive officer had been terminated without Cause or had resigned with Good Reason after a Change in Control as of September 30, 1998, payments under the employment agreements would have been $1,590,000 for Mr. James C. Kempner, $882,000 for Mr. Hill, $735,000 for Mr. Kelley, $735,000 for Mr. Roche, and $735,000 for Mr. Schwer.

  The Company has entered into a five-year employment agreement with William
W. Sprague III effective December 22, 1997. The employment agreement provides that the Company will employ the executive at an annual base salary not less than $430,000 per annum. If terminated by the Company for any reason other than Cause (as defined), the executive will be entitled to receive as liquidated damages the salary then being paid to him for the remaining term of employment as if there had been no termination. If the executive had been terminated as of September 30, 1998, payment under this employment agreement would have been $1,827,500.

  The Company has Severance Pay Agreements with Messrs. James C. Kempner, Hill and Schwer. The Severance Pay Agreements provide that in the event of the executive officer's death or involuntary termination of employment (as defined) prior to his attaining age 65 but after a change in control of the Company (as defined), the executive officer or his beneficiary shall be entitled to receive a payment equal to the greater of (i) the product of one-fourth of the executive officer's average monthly salary over the preceding twelve months multiplied by the number of full years of service with the Company and its affiliates, or (ii) the total of the annual bonuses received during the 36 months preceding his death or involuntary termination of employment. If a change of control had occurred and if the service of the named officers had been terminated as of September 30, 1998 under the conditions described above, the amounts due under the Severance Pay Agreements
would have been $        for Mr. James C. Kempner, $        for Mr. Hill and
$        for Mr. Schwer.

  The Benefit Restoration Plan and the Salary Continuation Plan provide for full vesting of benefits in the event of a change in control of the Company (as defined). Payments may become due under the Severance Pay Agreements only after a change in control. Such plans and agreements provide that the aggregate present value of all "parachute payments" (within the meaning of Section 280G of the Code) shall not exceed one dollar less than three times the executive's "base amount" (within the meaning of Section 280G).

  The Company has established an Executive Benefits Trust which may be used to fund its obligations under certain otherwise unfunded benefit, retirement and deferred compensation plans providing benefits to executive officers of the Company in the event of a change in control.

  The Company has understandings with Mr. I. H. Kempner, III providing that Mr. Kempner will provide consulting services to the Company concerning sugar industry related matters and that for such services the Company will pay Mr. Kempner a monthly retainer of $3,500 and a per diem amount for each day of travel on Company business. These arrangements are currently scheduled to expire on December 31, 1998 but are expected to be renewed.

                               ----------------

  The Executive Compensation Committee Report on Executive Compensation and the Shareholder Return Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report and graph by specific reference.

 Shareholder Return Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the four fiscal years ending March 31, 1997, the six-month period ending September 30, 1997 and the fiscal year ended September 30, 1998. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at March 31, 1993 and that all dividends were reinvested on a quarterly basis.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG IMPERIAL HOLLY CORPORATION, S&P 500 INDEX AND PEER GROUP


Measurement Period                          S&P
(Fiscal Year Covered)          IHK          500         S&P FOOD
-------------------          -------        ---         --------
Measurement Pt-
March 1993                   $1.00          $1.00         $1.00
March 1994                   $0.71          $0.99         $0.90
March 1995                   $0.71          $1.11         $1.04
March 1996                   $0.71          $1.43         $1.28
March 1997                   $0.91          $1.68         $1.54
September 1997               $1.06          $2.10         $1.83
September 1998               $0.51          $2.25         $1.92

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Executive Compensation Committee of the Board of Directors of Imperial Holly Corporation (the "Committee") bears the responsibility for decisions pertaining to compensation matters of the Company's Chief Executive Officer and the other officers of the Corporation. The Committee monitors, with the use of outside experts, competitive markets and compliance matters, and reviews the effectiveness of current plans and formalizes plans and recommendations associated with compensation matters and reports these items to the Board. The Committee also serves in an advisory capacity for the non-executive positions with respect to salary administration policy, employee development and related strategic pay and performance issues. An independent compensation consultant advises the Committee on market compensation practices, providing both quantitative and qualitative information on industry peers as well as comparably sized companies.

  In its capacity of monitoring and administering performance management programs for the executive staff, the Committee reviews and recommends to the Board the annual plan for possible salary adjustments, promotions, incentive and stock awards. This role may include any mid-year compensation issues pertaining to executive staffing or status change issues as may be presented by the Chief Executive Officer. The Chief Executive Officer works with the Committee and provides details on recommended salary actions for his subordinates, for annual incentive plan targets and for specific stock awards for his staff. The Committee independently reviews the performance of the Chief Executive Officer.

COMPENSATION PROGRAM FOR COMPANY EXECUTIVES

  The Company's executive compensation program, as implemented and overseen by the Committee, reflects a policy which attempts to retain and motivate key members of management. This objective is enabled by the sum of the compensation elements of base pay, annual incentive and long-term compensation.

  Base salaries: Base salaries are intended to be competitive. The Chief Executive Officer has developed a flat infrastructure of general management to run the diverse functions of administration, finance, legal, agricultural operations, marketing and sales and plant operations. The base pay levels for the senior management staff are, on the average at market for jobs of similar scope among similar capitalized firms in the food products and services industry.

  Annual incentive: Annual bonus plan values from the Company's Executive Officer Bonus Plan established for fiscal year ending September 30, 1998 were constructed to provide market average total compensation potential, upon achievement of targeted operating earnings criteria established in the beginning of the fiscal period. The bonus plan provides for second quartile pay opportunities in the event the incentive plan's stretch target earnings were achieved. The bonus plan contains provisions to pay, at the discretion of the Committee, any bonus payment beyond the target bonus in restricted stock. The Company's earnings performance for fiscal year ending September 30, 1998 was such that the award level was not attained. The plan also contains provisions to allow for discretionary bonuses for exemplary activities.

  Long-term Incentives: The compensation plans of the Company have historically and are expected to continue to rely on non-qualified stock options and other forms of stock based compensation to provide capital accumulation opportunities commensurate with its shareholders.

  A review was performed in early 1998 comparing stock option holdings by Company executives to norms of firms in the foods and agriculture industry segments and of a cross section of public companies of similar revenue and market capitalization. Consistent with the norms from the study and the Company's stated philosophy to embed a shareholder perspective among the key employee group, a plan was initiated to replenish the stock holdings and create capital accumulation opportunities consistent for a number of key managers in the newly merged organization. Subsequent to this review, the Executive Compensation Committee granted options to the named officers in February 1998.

  This ongoing strategy of the Executive Compensation Committee currently involves reviewing specific long and short term financial performance measures that can be used to enhance the linkage between shareholders and the key employees.

  During the fiscal year ended September 30, 1998, options were granted to the named executive officers as described in the option grants table above. The Committee will continue to monitor the effectiveness of the existing option agreements in light of available options, previous allocations to the plans and the potential value of future awards and make recommendations to the Board and shareholders for additional stock for long-term incentives when appropriate.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Committee administers the compensation programs of Mr. James C. Kempner consistent with the objectives enumerated for the other executive officers. Mr. Kempner's compensation is targeted to be at or near the market average for the top-paid executive in similarly capitalized companies in the foods products and services industry. Mr. Kempner was granted an increase of $129,991 to a salary of $530,000, effective February 1, 1998. This base salary is somewhat below the market average for the top-paid executive in such similarly capitalized companies; the increase resulted in part from the increased capitalization of the Company as a result of the Savannah Foods acquisition. Earnings targets were not met in fiscal 1998 and Mr. Kempner did not receive a bonus.

  Section 162(m) of the Code does not allow the deduction of certain compensation to any covered employee in excess of $1 million per year, unless the compensation meets certain standards for performance based compensation. The Committee believes that the Company's stock options currently qualify as performance based compensation. The Committee does not anticipate that any executive officer will receive other compensation in excess of the limit during the fiscal year ending September 30, 1999. Therefore, the Committee did not take any action concerning the limit during the fiscal year ended September 30, 1998. The Committee will continue to monitor this situation and will take appropriate action if warranted in the future.

                                        THE EXECUTIVE COMPENSATION COMMITTEE
                                          John D. Curtin, Jr., Chairman
                                          Edward O. Gaylord
                                          Gerald Grinstein
                                          H. E. Lentz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Gaylord is a member of the Executive Compensation Committee. In 1989, the Company became one of the limited partners of ChartCo Terminal, L.P. ("ChartCo") upon the formation thereof and made a capital contribution of $1,000,000 to ChartCo. A company owned by Mr. Gaylord is the general partner of ChartCo, which owns an interest in a fuel oil terminal in Houston, Texas. The percentage interests of the partners in ChartCo are in proportion to their respective capital contributions.

  In connection with the Company's acquisition of Savannah Foods in 1997 and of DSLT Inc. in 1998 and financing transactions related to the Savannah Foods acquisition, Lehman Brothers Inc. provided investment banking and other services to the Company, for which it received customary fees. An affiliate of Lehman Brothers Inc. acted as an arranger and agent for the Company and the banks that are parties to certain credit facilities and received customary fees in connection therewith.

  Mr. Lentz, a Managing Director of Lehman Brothers Inc., is a director and a member of the Executive Compensation Committee.

SECURITY OWNERSHIP

  The following table sets forth certain information with respect to the ownership of Common Stock as of November 24, 1998 of each director of the Company, each of the named officers, each person known to the Company to be the beneficial owner of 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

                                                      BENEFICIAL OWNERSHIP
                                                         OF COMMON STOCK
                                                      ----------------------
                                                        NUMBER    PERCENTAGE
   NAME                                               OF SHARES    OF CLASS
   ----                                               ----------  ----------
   John D. Curtin, Jr. (1)...........................      8,948        *
   David J. Dilger (3)...............................  4,900,000     15.3%
   Elliot & Associates, L.P., .......................  2,026,825      6.3%
   Westgate International, L.P.,
   and Martley International, Inc.
     712 Fifth Avenue, 36th Floor
     New York, New York 10019
   Edward O. Gaylord.................................     21,556        *
   Greencore Group plc...............................  4,900,000     15.3%
   Earlsfort Holdings B.V.
     St. Stephen's Green House
     Earlsfort Terrace
     Dublin 2, Ireland
   Gerald Grinstein..................................     12,022        *
   Ann O. Hamilton (5)...............................    239,352        *
   Robert L. Harrison................................      5,052        *
   Roger W. Hill (1) (2).............................     70,830        *
   James M. Kelley...................................      2,224        *
   Harris L. Kempner, Jr. (6) (7)....................  1,534,510      4.8%
   I. H. Kempner, III (1) (4) (6) (8)................  1,813,245      5.7%
     P. O. Box 25
     Sugar Land, Texas 77487-0025
   James C. Kempner (1) (2) (6) (9)..................  1,634,664      5.1%
     P. O. Box 9
     Sugar Land, Texas 77487-0009
   H. E. Lentz.......................................     25,698        *
   Archer-Daniels-Midland Company....................  1,802,035      5.6%
     P. O. Box 1470
     Decatur, Illinois 62525
   Kevin C. O'Sullivan (3)...........................  4,900,000     15.3%
   David H. Roche....................................      2,548        *
   Fayez Sarofim.....................................  1,030,468      3.2%
   William F. Schwer (1) (2).........................     54,176        *
   William W. Sprague III............................      7,396        *
   Daniel K. Thorne (4) (10).........................    710,444      2.2%
   United States National Bank (11)..................  1,940,236      6.1%
     P. O. Box 179
     Galveston, Texas 77553
   Harris K. Weston (6) (12).........................  1,724,921      5.4%
     Dinsmore & Shohl
     1900 Chemed Center
     255 East 5th Street
     Cincinnati, Ohio 45202
   All directors and executive officers as a group
    (28 persons) (1) (2).............................  9,131,702     28.5%

--------
* Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.
 (1) Includes shares subject to stock options exercisable within 60 days as follows: Mr. I. H. Kempner, III, 96,925 shares; Mr. Hill, 46,975 shares; Mr. James C. Kempner, 86,975 shares; Mr. Schwer, 35,750 shares; and all directors and executive officers as a group, 339,988 shares.
 (2) Includes restricted shares as follows: Mr. Hill 14,290; Mr. James C. Kempner, 23,052; Mr. Schwer 14,792 and all executive officers as a group, 86,811 shares.
 (3) Includes the shares held by Greencore Group plc, of which Mr. Dilger is the Chief Executive Officer and a director and Mr. O'Sullivan is the Chief Financial Officer and a director. Messrs. Dilger and O'Sullivan disclaim beneficial ownership of such shares.
 (4) Includes 134,187 shares of Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Mr. I. H. Kempner, III and Mr. Thorne share voting power and investment power as co-trustees along with other trustees.
 (5) Includes 49,072 shares of Common Stock owned by a testamentary trust as to which Mrs. Hamilton is successor trustee and has voting and investment power.
 (6) Includes 1,408,373 shares of Common Stock owned by the H. Kempner Trust Association, over which Mr. I. H. Kempner, III, Mr. James C. Kempner, Mr. Harris L. Kempner, Jr. and Mr. Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.
 (7) Includes 6,420 shares of Common Stock held by Mr. Kempner's wife, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.
 (8) Includes 4,443 shares of Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership.
 (9) Includes 6,750 shares of Common Stock owned by a trust of which Mr. Kempner is a beneficiary.
(10) Includes 327,142 shares of Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 166,947 shares owned by the Alan Pryce-Jones Trust, of which Mr. Thorne is a co-trustee, and 18,722 shares owned by the Daniel K. Thorne Foundation, of which Mr. Thorne is President. Also includes 875 shares owned by his wife of which Mr. Thorne disclaims beneficial ownership.
(11) Consists of 1,937,906 shares of Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, but not including any shares that are held in nominee form for others. United States National Bank has sole voting power over 1,937,456 shares. The information given is based on information furnished by the stockholder.
(12) Includes 2,700 shares of Common Stock held by Mr. Weston's wife and 46,800 shares of Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Common Stock owned by Mr. Weston as trustee for two trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based on a review of Forms 3 and 4 and amendments thereto filed during the year ended September 30, 1998 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes that during the year ended September 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

OTHER INFORMATION

  Fayez Sarofim & Co. acts as an investment advisor to the Company, the Retirement Plan and other employee benefit plans maintained by the Company. During the year ended September 30, 1998, Fayez Sarofim & Co. received approximately $462,000 for such services. Fayez Sarofim, a director of the Company, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co.

     PROPOSAL 2: AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO CHANGE
             COMPANY NAME TO "IMPERIAL SUGAR COMPANY"

  The Board of Directors has unanimously approved a proposal to amend the Company's Restated Articles of Incorporation to change the Company's name to "Imperial Sugar Company". The proposed amendment would replace the first sentence of Article I of the Restated Articles of Incorporation with the following: "The name of the corporation is Imperial Sugar Company."

  The Company was incorporated in 1924 with the name Imperial Sugar Company. In connection with Company's acquisition of Holly Sugar Corporation in 1988, the Company changed its name to Imperial Holly Corporation. Since 1988, the Company has made several significant acquisitions, including the acquisition of Savannah Foods and Industries, Inc. in 1997, the acquisition of Spreckels Sugar Company, Inc. in 1996 and, most recently, the acquisition of the parent of Diamond Crystal Specialty Foods, Inc. As a result of these acquisitions, the Board of Directors believes that the name Imperial Holly Corporation is no longer appropriate for the combined businesses owned by the Company, and accordingly has proposed to revert to the Company's original name.

  Adoption of the proposed amendment to the Restated Articles of Incorporation will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as no votes with respect to this proposal. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the proposed amendment to the Restated Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO CHANGE THE COMPANY'S NAME.


               PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has approved and recommended the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending September 30, 1999. Deloitte & Touche LLP has served as auditors for the Company for over 25 years. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors.

  A representative of Deloitte & Touche LLP is expected to attend the 1999 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                                 OTHER MATTERS

  A copy of each of the Company's Annual Report to Shareholders and the Company's Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 1998, accompany this Proxy Statement but are not a part of the proxy soliciting material. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2000 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of such
proposal on or before      , 1999.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this Proxy
Statement) no later than August    , 1999 to be eligible for inclusion in the
Company's proxy material relating to that meeting.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.


                                          By Order of the Board of Directors

                                          ROY L. CORDES, JR.
                                          Secretary

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                               PRELIMINARY COPIES
                           IMPERIAL HOLLY CORPORATION

                      1999 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James C. Kempner, Karen L. Mercer and Roy L. Cordes, Jr., and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Holly Corporation (the "Company") that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 1999 Annual Meeting of Shareholders of Imperial Holly Corporation to be held on January 29, 1999 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth on the accompanying Proxy Statement.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE, FOR AMENDMENT OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "IMPERIAL SUGAR COMPANY" AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

                                         (Continued, and to be signed and
                                          dated, on the reverse side.)

                                         IMPERIAL HOLLY CORPORATION
                                         P.O. BOX 11110
                                         NEW YORK, N.Y. 10203-0110
--------------------------------------------------------------------------------
[     ]

1.  Election of       FOR all           WITHHOLD              *EXCEPTIONS
    five directors    nominees   [X]    AUTHORITY to    [X]                [X]
    to serve for      listed            vote for all
    the terms set     below             nominees
    forth in the                        listed below.
    proxy
    statement.


Nominees: David J. Dilger, Edward O. Gaylord, Gerald Grinstein, Robert L. Harrison and William W. Sprague III
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW).
*Exceptions ____________________________________________________________________

2.  Proposal to approve an            3.  Proposal to ratify the appointment
    amendment to the Company's            of the firm Deloitte & Touche LLP,
    Restated Articles of                  independent certified public
    Incorporation to change the           accountants, as auditors of the
    name of the company to                Company for its fiscal year ending
    "Imperial Sugar Company".             September 30, 1999.

 FOR  [X]  AGAINST  [X]   ABSTAIN [X]     FOR  [X]   AGAINST  [X]  ABSTAIN [X]


4.  To transact such other
    business as may properly come
    before the meeting or any
    adjournment thereof.
                                                      Change of Address and
                                                       or Comment Mark Here [X]

                                           Please sign exactly as name or names
                                           appear on the proxy. If stock is held
                                           jointly, each holder should sign. If
                                           signing as attorney, trustee,
                                           executor, administrator, custodian,
                                           guardian, or corporate officer,
                                           please give full title.

                                           DATED: _______________________, 19__
                                           SIGNED _____________________________

PLEASE SIGN, DATE AND RETURN THE PROXY          VOTES MUST BE INDICATED
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.      (X) IN BLACK OR BLUE INK.  [X]
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